Exhibit 10.2

AMENDMENT TO RESTRICTED STOCK UNIT AGREEMENTS

This Amendment to Restricted Stock Unit Agreements (this “Amendment”) is effective as of November 1st, 2026 (the “Effective Date”), by and between Mobileye Global Inc., a Delaware corporation (the “Corporation”), and Nimrod Nehushtan (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Corporation and the Employee are parties to certain Restricted Stock Unit Agreements for grants made on July 10, 2024 (grant No. 00006373), July 10, 2025 (grant No. 00011942), and July 10, 2026 (grant No. 00013847) (each an “RSU Agreement” and, collectively, the “RSU Agreements”);

WHEREAS, the Corporation and the Employee have agreed to modify the RSU Agreements in certain respects with respect to RSUs which are unvested as of the Effective Date;

WHEREAS, the Corporation and the Employee desire to have the terms and conditions set forth in this Amendment supersede any conflicting terms and conditions set forth in the RSU Agreements; and

WHEREAS, any terms and conditions of the RSU Agreements that are not inconsistent with the terms and conditions set forth in this Amendment are understood and agreed to continue in full force and effect, without change.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment and other good and valuable consideration, the Corporation and the Employee, intending to be legally bound, hereby agree as follows:

1.             Employee Transition. Section 6 of each of the RSU Agreements is hereby amended by adding the following paragraph to the end thereof as set forth below:

Acceleration Upon Termination of Employment:

Notwithstanding any terms or conditions set forth herein to the contrary, in the event that all of the following occur: (i) your employment is terminated by the Corporation or any Subsidiary without Cause prior to July 10, 2027 (and without you being rehired by the Corporation or any Subsidiary as further described in this Section 6 above); and (ii) you sign a Release - then the RSUs scheduled to vest on or before July 10, 2027, inclusive, shall accelerate and become fully vested as of the date of such termination.

“Cause” means the occurrence of any of the following events: (i) you commit a material breach of the Proprietary Information and Inventions Agreement, as shall be determined in the reasonable opinion of the Board, (ii) you commit a material breach of your Employment Agreement, RSU Agreements or this Amendment and for a period of 10 consecutive days fail to cure such breach (iii) you perform any act that entitles the Corporation or any Subsidiary to legally dismiss you without paying any severance pay in connection with such dismissal or (iv) you are convicted of a crime of moral turpitude or dishonesty.

"Release" means a release of claims document in a form satisfactory to the Corporation and the applicable employing Subsidiary, such release shall include, among other things: (a) a general waiver and release of claims against the Corporation, its Subsidiaries and their respective officers, directors and employees, (b) a confirmation that you have not breached, and an undertaking not to breach, any intellectual property obligations owed to the Corporation or any Subsidiary, (c) a confirmation that you have not breached, and an undertaking not to breach, any confidentiality obligations owed to the Corporation or any Subsidiary, (d) non-competition and non-solicitation undertakings of at least 12 months following end of employment, and (e) an acknowledgment that the acceleration of the RSUs constitutes additional consideration for the undertakings set forth in clauses (b) through (d) above, and that upon any material breach of such undertakings, the Corporation shall be entitled, without limiting any other remedy, to recover from you any shares issued upon settlement of the accelerated RSUs (or the net proceeds thereof, if sold or transferred) and to cancel any accelerated RSUs not yet settled.

2.             Tax. The tax consequences of the amendments described above shall be borne solely by the Employee and the Employee agrees to bear such taxes and the Corporation or any Subsidiary (as defined in the RSU Agreements) shall be entitled to withhold all applicable taxes in connection with the RSUs, including as a result of the amendment to the terms of the existing RSUs as described above. It is clarified that the acceleration may impact the beneficial tax treatment under the trustee capital gains route. The Employee confirms that they have had the opportunity to receive legal and tax advice before executing this amendment.

3.             Headings. The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Amendment.

4.             Severability. The provisions of this Amendment shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

5.             Assignment. This Amendment shall be binding upon and shall inure to the benefit of the Corporation, its successors and assigns, and the Corporation shall require such successor or assign to expressly assume and agree to perform this Amendment in the same manner and to the same extent that the Corporation would be required to perform it if no such succession or assignment had taken place. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Corporation (including this Amendment) whether by operation of law or otherwise. Neither this Amendment nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Amendment shall inure to the benefit of and be enforceable by the Employee’s legal personal representative.

6.             Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original copy and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

CORPORATION

MOBILEYE GLOBAL INC.

By:	/s/ Amnon Shashua
Name:	Amnon Shashua
Title:	Chief Executive Officer and President

EMPLOYEE

By:	/s/ Nimrod Nehushtan
Name:	Nimrod Nehushtan

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